Exhibit (d)(iii)

FORM OF

AMENDMENT #3

INVESTMENT ADVISORY AGREEMENT

AMENDMENT made this ___ day of ________, 2019 to the Investment Advisory Agreement dated June 30, 2014 between ARK ETF Trust (“Trust”), a Delaware statutory trust, and ARK Investment Management LLC (“Adviser”), a Delaware limited liability company (“Agreement”).

WHEREAS, on September 28, 2018, the Board of Trustees of the Trust ratified and approved the creation of a new series of the Trust, the ARK Fintech Innovation ETF (the “New Series”), and approved the fees payable by such Fund to the Adviser for investment advisory services under the Agreement; and

WHEREAS, the Trust desires to add the New Series to the Agreement under the same terms and conditions of the Agreement and the Adviser has agreed to add such New Series to the Agreement; and

WHEREAS, the Trust and the Adviser desire to amend Schedule A to the Agreement to reflect these changes.

NOW THEREFORE, in consideration of the promises and covenants contained herein, the Trust and the Adviser agree to amend the Agreement as follows:

1.	Schedule A of the Agreement is hereby replaced with the attached Schedule A effective as of January 30, 2019.

2.	All other terms and conditions of the Agreement not modified in this Amendment shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

ARK ETF TRUST

By:
Name:
Title:

ARK INVESTMENT MANAGEMENT LLC

By:
Name:
Title:

SCHEDULE A

To the Investment Advisory Agreement

Between ARK ETF Trust and ARK Investment Management LLC

As of January 30, 2019

ANNUAL ADVISORY FEE
Fund	(as a % of average daily net assets)
ARK Innovation ETF	0.55%
ARK Genomic Revolution Multi-Sector ETF	0.55%
ARK Industrial Innovation ETF	0.55%
ARK Web x.0 ETF	0.55%
ARK 3D Printing ETF	0.30%
ARK Israeli Innovation ETF	0.30%
ARK Fintech Innovation ETF	0.55%